Exhibit 21.1  Subsidiaries of the Registrant



Registrant:  American National Bankshares Inc.
     Chartered under the laws of the United States

Subsidiary of American National Bankshares Inc.:
     American National Bank and Trust Company
     Incorporated under the laws of the Commonwealth of Virginia

Subsidiaries of American National Bank and Trust Company:
     ANB Services Corporation.
     Doing business as ANB Investor Services and ANB Insurance Services Incorporated under the laws of the Commonwealth of Virginia

     ANB Mortgage Corp.
     Incorporated under the laws of the Commonwealth of Virginia